EXHIBIT  10.40
--------------





                        STOCK PURCHASE AGREEMENT






                            By and Between

                       Ridgedale Prints Plus, Inc.

                                  And

                           TRU Retail, Inc.



















                                        Dated as of July 21, 2001















                 PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY


                            TABLE OF CONTENTS
RECITALS.........................................................1

AGREEMENT........................................................1

1.   DEFINITIONS.................................................1

2.   SALE AND TRANSFER OF SHARES; CLOSING........................5
   2.1   Shares..................................................5
   2.2   Purchase Price..........................................5
   2.3   Closing.................................................6
   2.4   Closing Obligations.....................................6
   2.5   Purchase Price Adjustment, Closing Estimate.............7
   2.6   Closing Balance Sheet; Purchase Price Adjustment........8

3.   REPRESENTATIONS AND WARRANTIES OF SELLER....................8
   3.1   Organization of the Acquired Company Qualification......9
   3.2   Authority; No Violation or Consent......................9
   3.3   Capitalization; Ownership of Common Stock..............10
   3.4   Financial Statements...................................10
   3.5   ERISA; Benefit Plans...................................10
   3.6   Disclosure.............................................12

4.   REPRESENTATIONS AND WARRANTIES OF BUYER....................12
   4.1   Organization and Good Standing.........................12
   4.2   Authority; Execution and Delivery and Enforceability...12
   4.3   No Conflicts; Consent..................................12
   4.4   Investment Intent......................................13
   4.5   Certain Proceedings....................................13
   4.6   Brokers or Finders.....................................13
   4.7   Disclosure.............................................13

5.   COVENANTS OF SELLER........................................13
   5.1   Access and Investigation...............................13
   5.2   Operation of the Business of the Acquired Company......13
   5.3   No Dividends, Interest or Extraordinary Charges........14
   5.4   Required Approvals.....................................14
   5.5   Notification...........................................14
   5.6   Best Efforts...........................................14
   5.7   Section 338(h)(10) Election and Allocation of
          Purchase Price........................................14
   5.8   Taxes..................................................15
   5.9   Non-Competition........................................17
   5.10  Landlord Consents......................................17
   5.11  Transfer of Assets to Acquired Company.................17
   5.12  Intercompany Accounts..................................17
   5.13  Post-Closing  Payments.................................17



                            TABLE OF CONTENTS (continued)
   5.14  Further Assurances.....................................18

6.   COVENANTS OF BUYER.........................................18
   6.1   Approvals of Governmental Entities.....................18

                                                                 i

   6.2   Best Efforts...........................................18
   6.3   Landlord Consents......................................18
   6.4   Accountants............................................18
   6.5   Section 338(h)(10) Election and Allocation of
          Purchase Price........................................18
   6.6   Further Assurance......................................18

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE........19
   7.1   Accuracy of Representations............................19
   7.2   Seller's Performance...................................19
   7.3   Consents...............................................19
   7.4   Additional Documents...................................19
   7.5   No Injunction..........................................19
   7.6   Preferred Stock Designation............................19

8.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.......19
   8.1   Accuracy of Representations............................20
   8.2   Buyer's Performance....................................20
   8.3   Consents...............................................20
   8.4   Additional Documents...................................20
   8.5   No Injunction..........................................20
   8.6   CPI Corp. Board Approval...............................20
   8.7   Preferred Stock Designation............................20

9.   TERMINATION................................................20
   9.1   Termination Events.....................................20
   9.2   Effect of Termination..................................21
   9.3   Termination Fees.......................................21

10.  INDEMNIFICATION REMEDIES...................................21
   10.1  Survival; Right to Indemnification Not Affected
           by Knowledge.........................................22
   10.2  Indemnification and Payment of Damages by Seller.......22
   10.3  Indemnification and Payment of Damages by Buyer........23
   10.4  Time Limitations.......................................23
   10.5  Employee Matters.......................................23
   10.6  Procedure for Indemnification -- Third-Party Claims....24
   10.7  Procedure for Indemnification -- Other Claims..........26

11.  GENERAL PROVISIONS.........................................26



                            TABLE OF CONTENTS (continued)
   11.1  Expenses...............................................26
   11.2  Public Announcements...................................26
   11.3  Confidentiality........................................26
   11.4  CPI Corp. Guaranty.....................................26
   11.5  Notices................................................26
   11.6  Jurisdiction; Service of Process.......................27
   11.7  Further Assurances.....................................27
   11.8  Waiver.................................................27
   11.9  Entire Agreement and Modification......................28
   11.10 Assignment.............................................28
   11.11 Severability...........................................28
   11.12 Section Headings; Construction.........................28
   11.13 Time of Essence........................................28
   11.14 Governing Law..........................................28
   11.15 Counterparts...........................................28

                                                                 ii
                                 SCHEDULES
                                 ---------

Schedule 2.4(a)(iii) - Form of Employment Agreement
Schedule 2.4(a)(iv) - Settlement and Satisfaction Agreement
Schedule 3.1 - Good Standing
Schedule 3.4 - Unaudited Balance Sheets
Schedule 3.5 - Employee Benefit Plans
Schedule 10.2 - Prints Plus, Inc. Litigation

                                  EXHIBITS
                                  --------

Exhibit A - Limited Guaranty and Pledge Agreement
Exhibit B - Certificate of Designations of Preferred Stock of Buyer
















                                                                 iii

                        STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of
July 21, 2001, by Ridgedale Prints Plus, Inc., a Minnesota corporation ("Seller"), and TRU Retail, Inc., a California corporation ("Buyer"), and, solely to the extent specified herein, CPI Corp., a Delaware corporation ("CPI").

                               RECITALS

     Seller is the owner of 100% of the issued and outstanding shares of Prints Plus, Inc., a California corporation. Prints Plus, Inc. is sometimes referred to in this Agreement as the "Acquired Company." CPI is the owner of 100% of the issued and outstanding shares of CPI Prints Plus, Inc., which is the owner of 100% of the issued and outstanding shares of the Seller.

     The Seller desires to sell, and the Buyer desires to purchase, all of the issued and outstanding stock of Prints Plus, Inc. (the
"Shares") for the consideration and on the terms set forth in this Agreement.

     The Seller and the Buyer have agreed, upon the terms and subject to the conditions of this Agreement, to make a joint election under Section 338(h)(10) of the Code (the "Section 338(h)(10)
Election") to treat the transaction for federal income tax purposes and state income tax purposes, if any applicable state recognizes such an election as applicable to the Acquired
Company, as a purchase of the assets of the Acquired Company .

                              AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Acquired Company" -- as defined in the Recitals of this Agreement.

"Allocation Schedule" -- as defined in Section 5.7.

"Applicable Law" -- any statute, law, ordinance, rule or regulation applicable to CPI, the Seller, the Buyer or the Acquired Company.

"Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would reasonably use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

"Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Buyer" -- as defined in the first paragraph of this Agreement.

"Buyer Retirement Plan" -- as defined in Section 10.5(d).

"Closing" -- as defined in Section 2.3.

"Closing Balance Sheet" -- as defined in Section 2.6.

"Closing Estimate" -- as defined in Section 2.6.

"Closing Date" -- the date and time as of which the Closing actually takes place.

"Code" -- the Internal Revenue Code of 1986, as amended.

"Consent" -- as defined in Section 3.2.

"Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

          (a) the sale of the Shares by Seller to Buyer;

          (b) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

          (c) Buyer's acquisition and ownership of the Shares.

"Contract" -- any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment or license.

"CPI"--as defined in the first paragraph of this Agreement.

"Damages" -- as defined in Section 10.2.

"ERISA" -- the Employee Retirement Income Security Act of 1974.

"ERISA Affiliates" -- as defined in Section 3.5(a).

"Governmental Entity" -- means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

"Guaranty" -- means Upland's personal guaranty of $500,000 of the principal amount due under the Revolving Loan Agreement.

"Indemnified Person" -- as defined in Section 10.2.

"IRS" -- the United States Internal Revenue Service or any successor agency.

"Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person has Knowledge of such fact or other matter.

"Lien" -- any pledge, lien (including, without limitation, any tax lien), charge, claim, community property interest, condition, equitable interest, encumbrance, security interest, mortgage, option, restriction on transfer (including, without limitation, any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, equity or other right of another Person of every nature and description whatsoever.

"Limited Guaranty and Pledge Agreement" -- means the  Limited
Guaranty and Pledge Agreement executed by Upland pledging Buyer's stock as sole security for Buyer's performance of the Buyer's obligation to redeem Preferred Stock (with such guaranty limited to the stock pledged and permitting no further recourse against Upland), in the form attached as Exhibit A.

"Material Adverse Effect" -- a material adverse effect on the business, financial condition or results of operation of the Acquired Company.

"Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

"Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

          (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day consolidated operations of other Persons that are in the same line of business as such Person.

"Permitted Liens" -- (i) those Liens securing any liabilities on the Acquired Company's balance sheet at the time of Closing incurred in the Ordinary Course of Business, (ii) mechanics', carriers', workmens', repairmens' or other like Liens arising or incurred in the Ordinary Course of Business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (iii) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the Acquired Company's assets in the conduct of their respective businesses as presently conducted, (iv) easements, covenants, rights-of-way and other similar restrictions of record, and (v) any conditions that may be shown by a current, accurate survey or physical inspection of any property made prior to Closing.

"Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

"Preferred Stock" -- the Series A preferred stock, par value $1,000 per share, of the Buyer as more fully described on Exhibit B.

"Proceeding" -- any action, arbitration, mediation, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

"Purchase Price" -- as defined in Section 2.2.

"Related Person" -- with respect to a particular Person, any other Person who controls such Person, is controlled by such Person or is under common control with such Person.

"Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Revolving Loan Agreement" -- means the $6,400,000 revolving loan agreement among Consumer Programs Incorporated, the Buyer and the Acquired Company to be entered into at Closing.

"Section 338(h)(10) Election" -- as defined in the Recitals of this Agreement.

"Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Seller" -- as defined in the first paragraph of this Agreement.

"Seller Retirement Plan " -- as defined in Section 10.5(d).

"Shares" -- as defined in the Recitals of this Agreement.

"Straddle Period" -- as defined in Section 5.7(b).

"Store" -- means any of the 158 retail stores owned or operated by the Acquired Company as of the date of this Agreement.

"Store Lease" -- means any lease pursuant to which the Acquired
Company has the right to occupy a Store.

"Tax Return" -- any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

"Tax" -- means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment; disability, property, sales, use, transfer, registration, value added, escheat or other tax of any kind, including any interest, penalty or addition to tax.

"Tax Sharing Arrangement" -- shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Acquired Company.

"Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing to a Person's directors or officers) or any notice has been given (orally or in writing to a Person's directors or officers), that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"Upland" -- Theodore R. Upland III.

2.   SALE AND TRANSFER OF SHARES; CLOSING.

     2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

     2.2   Purchase Price.  The purchase price (the "Purchase
Price") for the Shares will be:

           (a) $4,000,000, in cash, payable at closing by wire transfer or other immediately available funds (as adjusted as set forth in Sections 2.5 and 2.6); and

           (b) Preferred Stock of Buyer with an aggregate liquidation and redemption value of $12,011,000, having the rights and terms specified in the Certificate of Designation set forth as Exhibit B with the redemption obligations of the Buyer under the terms of the Preferred Stock secured pursuant to the Limited Guaranty and Pledge Agreement.

     2.3 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Seller's counsel at 100 North Broadway, Suite 1300, St. Louis, Missouri, at 10:00 a.m. (local time) on July 21, 2001, or at such other time and place as the parties may agree, and shall be effective as of the close of business on July 21, 2001.

     2.4   Closing Obligations.  At the Closing:

           (a) Seller will deliver or cause to be delivered to
     Buyer:

               (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer; and

               (ii) a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date; and

               (iii) a duly executed Employment Agreement between Buyer and Upland in the form attached hereto as Schedule
     2.4(a)(iii), and approved by Seller; and

               (iv) a duly executed settlement and satisfaction agreement between CPI Prints Plus, Inc. and Upland terminating Upland's Employment Agreement with CPI Prints Plus, Inc., dated as of September 30, 1997, as amended by the First Amendment to Employment Agreement dated as of May 31, 1998, together with a payment to Upland in the amount of Two Hundred Thirteen Thousand Eighty-six Dollars ($213,086.00), less applicable tax withholding amounts, from CPI Prints Plus, Inc. to Upland to satisfy and discharge the fully vested SERP obligation to Upland in the form attached hereto as Schedule 2.4(a) (iv);

               (v)   Limited Guaranty and Pledge Agreement
     executed by Seller;

               (vi)  the Revolving Loan Agreement executed by
     Consumer Programs Incorporated; and

           (b) Buyer will deliver or cause to be delivered to
     Seller:

               (i)   the cash portion of the Purchase Price;

               (ii) the shares of the Preferred Stock described above.

               (iii) the Limited Guaranty and Pledge Agreement executed by Upland;

               (iv)  the Guaranty executed by Upland;

               (v) the Revolving Loan Agreement executed by the Buyer and the Acquired Company;

               (vi) a certificate executed by Buyer to the effect that each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date;

               (vii) a duly executed Employment Agreement between Buyer and Upland in the form attached hereto as Schedule
     2.4(a)(iii), and approved by Seller; and

               (viii) a duly executed settlement and satisfaction agreement between CPI Prints Plus, Inc. and Upland terminating Upland's Employment Agreement with CPI Prints Plus, Inc., dated as of September 30, 1997, as amended by the First Amendment to Employment Agreement dated as of May 31, 1998, together with evidence of a payment to Upland in the amount of Two Hundred Thirteen Thousand Eighty-six Dollars ($213,086.00), less applicable tax withholding amounts, from CPI Prints Plus, Inc. to Upland to satisfy and discharge the fully vested SERP obligation to Upland in the form attached hereto as Schedule 2.4(a) (iv).

     2.5 Purchase Price Adjustment, Closing Estimate. The cash portion of the Purchase Price shall be:

           (a) reduced by:

               (i) the net decrease, if any, from February 3, 2001 to the close of business on July 21, 2001 of any intercompany loan from Seller or any Related Person to the Acquired Company;

               (ii)  $172,380 to offset the satisfaction of
     Upland's SERP as of the Closing Date;

               (iii) $3,565 (representing CPI Corp.'s entire obligation for contribution to its 401(k) Plan for the period from January 1, 2001 through February 3, 2001);

               (iv)  an amount equal to $175,000;

               (v) an amount equal to forty percent (40%) of the estimated tax loss realized by CPI Corp. as the result of the operation of the Acquired Company, the Seller and CPI Prints Plus, Inc., after February 3, 2001 and through July 21, 2001, if any; and

           (b) increased by:

               (i) the net increase, if any, from February 3, 2001 through the close of business on July 21, 2001 of any intercompany loan from Seller or any Related Person to the Acquired Company; and

               (ii) an amount equal to forty percent (40%) of the estimated taxable income realized by CPI Corp. as the result of the operation of the Acquired Company, the Seller and CPI
     Prints Plus, Inc., after February 3, 2001 and through July 21,
     2001, if any.

At the option of the Buyer, in lieu of increasing or decreasing the cash portion of the Purchase Price by the net amount under subsections
(a) and (b) above, the Buyer may elect to adjust the aggregate liquidation and redemption value of the Preferred Stock issued as a portion of the Purchase Price, as described in Section 2.6(c). The cash portion, or the aggregate liquidation and redemption value of the Preferred Stock portion, as the case may be, of the Purchase Price shall be estimated by the parties at the Closing, in good faith and consistent with past accounting practices and procedures (the "Closing Estimate"), and finalized after the Closing in accordance with Section 2.6.

     2.6   Closing Balance Sheet; Purchase Price Adjustment.

           (a) Within sixty (60) days following the Closing, the Seller shall deliver to the Buyer a consolidated balance sheet of the Acquired Company immediately prior to the Closing ("Closing Balance Sheet").

           (b) In the event of any disagreement among the parties regarding the Closing Balance Sheet, the disagreement shall be resolved by an independent certified public accountant selected by agreement of Seller's and Buyer's respective certified public accountants, with the costs of such third accountant borne equally by Buyer and Seller.

           (c) The final cash portion of the Purchase Price (or the liquidation value of the Preferred Stock portion of the Purchase Price) shall be based on the Closing Balance Sheet. In the event the Closing Estimate is less than the amount determined by the Closing Balance Sheet, the Buyer will pay the difference to the Seller (or, at the Buyer's option, issue additional shares of Preferred Stock with an aggregate liquidation and redemption value equal to such difference plus cash in an amount equal to the dividends that would have accrued on such shares had such shares been issued at Closing), and if the Closing Estimate is more than the amount determined by the Closing Balance Sheet, the Seller shall refund such difference to the Buyer (or, at the Buyer's option, tender shares of Preferred Stock to the Buyer with an aggregate liquidation and redemption value equal to such difference and waive any accrued but unpaid dividends on such shares).

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

     3.1   Organization of the Acquired Company; Qualification.

           (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state where organized, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

           (b) The Acquired Company is a corporation duly organized and validly existing and in good standing under the laws of the state where organized, and has all requisite corporate power and authority to own, lease and operate its properties and to carry its business as now being conducted. Except as set forth on Schedule 3.1, the Acquired Company is duly qualified or licensed to do business as foreign corporations and/or entities and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect.

     3.2 Authority; No Violation or Consent. The Seller has the requisite corporate power and authority to enter into this Agreement and to carry out the Contemplated Transactions and all proceedings required to be taken by the Seller to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly and validly executed and delivered by the Seller, and this Agreement constitutes a legal, valid and binding agreement of the Seller enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and general equitable principles. The execution and delivery of this Agreement, the consummation of the Contemplated Transactions and the compliance with the terms of this Agreement do not and will not:

           (a) conflict with or result in any Breach of any provision of any agreement or other instrument to which the Seller or the Acquired Company is a party or by which it or the Acquired Company or any of its or the Acquired Company's property may be bound (excluding, however, any real estate leases), or conflict with or result in any Breach of any provision of the Seller's or the Acquired Company's Certificate of Incorporation or Bylaws;

           (b) result in the creation of any Lien upon, or any Person obtaining the right to acquire, any of the Shares or any of the Acquired Company's assets;

           (c) violate or conflict with any law, ordinance, code, rule, regulation, decree, Order or ruling of any court or Governmental Entity, to which the Seller or the Acquired Company or any of their respective assets are subject, except such violation as would not have a Material Adverse Effect;

           (d) require any authorization, consent, Order, permit or approval of, or notice to, or filing, registration or qualification with ("Consent"), any governmental, administrative or judicial authority; or

           (e) except for Consents required by the Store Leases, the corporate office lease or the warehouse leases, require any Consent of any Person to the execution, delivery or performance of this Agreement or to the consummation of the Contemplated
Transactions.

     3.3   Capitalization; Ownership of Common Stock.

           (a) The authorized capital stock of the Acquired Company consists of 60,000 shares of common stock, no par value, of which 50,000 shares are validly issued and outstanding, fully paid and nonassessable and comprise the Shares to be sold to Buyer. The Seller is the lawful owner, of record and beneficially, of the Shares and has good title to Shares, free and clear of any and all Liens.

           (b) There are no outstanding options, warrants, rights, calls, agreements, convertible securities or other commitments or rights to purchase or acquire any unissued stock or other securities from the Acquired Company, and no other securities of the Acquired Company are reserved for any purpose.

     3.4 Financial Statements. The unaudited balance sheets of the Acquired Company, the Seller and CPI Prints Plus, Inc. as of February 3, 2001, attached hereto as Schedule 3.4, have been prepared in accordance with the books and records of such companies and present fairly in all material respects the financial position of such companies for the fiscal year then ended.

     3.5   ERISA; Benefit Plans.

           (a) The Acquired Company and its ERISA Affiliates have satisfied the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code. For purposes of this Agreement, "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations" under "common control" or an "affiliated service group" with the Acquired Company within the meaning of Section 414(b) or (c). Except to the extent that any Breach of the representations set forth in this Section 3.5, individually or in the aggregate, would not have a Material Adverse Effect, with respect to each "employee benefit plan" (as defined in Section 3(3) of ERISA) listed in Schedule 3.5:

               (i)   the Acquired Company and each of its ERISA
Affiliates have performed all obligations required to be performed by them under each such employee benefitplan and neither the Acquired Company nor any of its ERISA Affiliates is in default under or in violation of the terms of any such employee benefit plan;

               (ii) each such employee benefit plan was established and has been maintained in compliance in all material respects with the applicable provisions of ERISA, the Code and any other Applicable Law;

               (iii) no "prohibited transaction" as defined in Section 406 of ERISA and Section 4979 of the Code has occurred in respect of any such plan;

               (iv) no civil or criminal action brought pursuant to Part 5 of Subtitle B of Title I of ERISA is pending or, to the Knowledge of the Seller, Threatened against any fiduciary of any such plan;

               (v) no action or failure to act and no transaction or holding of any asset by, or with respect to, any such employee benefit plan has or may reasonably be expected to subject the Acquired Company or any of its ERISA Affiliates or any fiduciary, to any Tax, penalty or other liability, whether by way of indemnity or otherwise;

               (vi) to the Knowledge of Seller, there are no Proceedings pending or Threatened (other than routine claims for benefits) against the Acquired Company or any of its ERISA Affiliates, or to the Knowledge of the Seller, pending or Threatened against any administrator, trustee or other fiduciary of any such employee benefit plan with respect to any such employee benefit plan, or against any such plan or against the assets of any such plan;

               (vii) the Acquired Company and its ERISA Affiliates have made all payments with respect to all periods through December 31, 2000, and will make a pro-rata payment for the period from January 1, 2001 through February 3, 2001 by the reduction of the Purchase Price, in each case which are due and required by each employee benefit plan, each related trust, each collective bargaining agreement or by law to be made to, or with respect to each such employee benefit plan (including all insurance premiums or intercompany charges with respect to each such employee benefit plan);

               (viii) all group health plans covering employees of the Acquired Company have been operated in compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA; and

               (ix) to the Knowledge of the Seller, no employee benefit plan listed in Schedule 3.5 is under audit or investigation by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, and no such audit or investigation has been threatened. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will directly or indirectly result in any payment made or to be made on behalf of any Person which constitutes a "parachute payment" within the meaning of Section 280G of the Code. The Acquired Company has no liabilities with respect to any employee benefit plan except those listed on Schedule 3.5 which is now sponsored, maintained, contributed to, or required to be contributed to by the Acquired Company or any of its ERISA Affiliates.

     The Acquired Company has had no obligation to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA or any "multiple employer plan" as defined in ERISA or the Code. The Acquired Company has not incurred any material liability under Title IV of ERISA (excluding liability for required premium payments) to the Pension Benefit Guaranty Corporation in connection with any employee pension benefit plan which is subject to Title IV of ERISA.

           (b) Schedule 3.5 contains a complete list of all deferred compensation, severance, pension, profit-sharing, stock option and retirement plans, and all material bonus and other employee benefit or fringe benefit plans maintained or with respect to which contributions are made by the Acquired Company. Accurate and complete copies of all such plans have been provided to the Buyer. Neither the Acquired Company nor any of its ERISA Affiliates has any plan or commitment, whether legally binding or not, to establish any new employee benefit plan, to enter into any employee agreement or to modify or to terminate any employee benefit plan or employee agreement (except to the extent required by law or to conform any such plan or agreement to the requirements of any Applicable Law or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to employees.

           (c) Except as set forth on Schedule 3.5, the Acquired Company does not maintain or contribute to any employee benefit plan which provides, or has any liability to provide, life insurance or medical benefits to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code.

     3.6 Disclosure. No representation or warranty of Seller in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer represents and warrants to Seller as follows:

     4.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has full corporate power and authority to carry on its business as presently conducted and as contemplated after the Closing.

     4.2   Authority; Execution and Delivery and Enforceability.
The Buyer has the requisite power and authority to enter into this Agreement and to carry out the Contemplated Transactions and all Proceedings required to be taken by it to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly and validly executed and delivered by the Buyer, and this Agreement constitutes a valid and binding agreement of the Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

     4.3 No Conflicts; Consent. The execution and delivery by the Buyer of this Agreement does not and the consummation of the Contemplated Transactions will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under any provision of (a) its Articles or Certificate of Incorporation or Bylaws, (b) any Contract to which the Buyer is a party or by which any of its properties or assets is bound, or (c) any judgment applicable to the Buyer or its properties or assets or Applicable Law. No Consent of any Governmental Entity is required to be obtained or made by or with respect to the Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions.

     4.4   Investment Intent.  The Buyer acknowledges that the
Shares have not been registered under the Securities Act and that the Shares may not be resold absent such registration or unless an exception is available. The Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view toward distribution thereof. The Buyer qualifies as an "accredited investor" as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

     4.5 Certain Proceedings. There is no pending or Threatened Proceeding that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     4.6 Brokers or Finders. Neither the Buyer nor its officers or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller and its Related Persons harmless from any such payment alleged to be due by or through Buyer or any of its Related Persons as a result of the action of Buyer or any of its Related Persons or their officers or agents.

     4.7 Disclosure. No representation or warranty of Buyer in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

5.   COVENANTS OF SELLER.

     5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Acquired Company and its Representatives to, (a) afford Buyer and its Representatives (collectively, "Buyer's Advisors") full and free access to the Acquired Company's personnel, properties, Contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.


     5.2   Operation of the Business of the Acquired Company.
Between the date of this Agreement and the Closing Date, Seller will, and will cause the Acquired Company to:

           (a) conduct the business of the Acquired Company only in the Ordinary Course of Business;

           (b) use its Best Efforts to preserve intact the current business organization of the Acquired Company, keep available the services of the current officers, employees, and agents of the Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Acquired Company;

           (c) continue to fund the business of the Acquired
Company, including capital expenditures, in accordance with past practice and in accordance with the 2001 budget prepared for the Acquired Company; and

           (d) maintain on behalf of the Acquired Company, or cause the Acquired Company to maintain, general liability, property, casualty, automobile and workers' compensation insurance at the levels in effect on February 3, 2001.

     5.3   No Dividends, Interest or Extraordinary Charges.  The
Acquired Company will not pay any dividend or make other stock distributions and the Seller will not charge the Acquired
Company for interest or other expenses except insurance and collection of bad debts.

     5.4 Required Approvals. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Acquired Company to, cooperate with Buyer (a) with respect to all filings that Buyer elects to make or is required by legal requirements to make in connection with the Contemplated Transactions, and (b) in obtaining all necessary Consents.

     5.5 Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller or the Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of the of Seller's representations and warranties as of the date of this Agreement, or if Seller or the Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

     5.6 Best Efforts. Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

     5.7 Section 338(h)(10) Election and Allocation of Purchase Price. Seller and Buyer shall cooperate to make the Section 338(h)(10) Election (and any corresponding elections under any applicable state, local or foreign laws, to the extent available) with respect to the purchase and sale of the Shares.
Within thirty (30) days following the Closing Date, the Buyer shall deliver to the Seller a proposed form of IRS Form 8023 (or other applicable form), including any required schedules, and any similar forms required by any state, local or foreign taxing authority.
The Seller and the Buyer shall in good faith use commercially reasonable efforts to agree promptly on such forms and the allocation of the "ADSP," as defined in Treasury Regulation Section 1.338-4T, among the assets of the Seller (the "Allocation Schedule"), and shall agree on such forms and the allocation of the "ADSP" within forty five
(45) days following the Closing Date. Buyer shall have the right to review and approve before filing all elections, returns and other documents to be filed in connection with the Section 338(h)(10) Election.

     5.8   Taxes.

           (a) Seller shall prepare and file with the appropriate taxing authorities all Tax Returns for the Acquired Company for all periods that end on or prior to the Closing Date, and shall remit to the taxing authorities all Taxes due with respect to such Tax Returns. If the due date for such Tax Returns is after the Closing Date, Buyer shall cause the Acquired Company to execute and maintain in force a power of attorney authorizing Seller's designated representatives to sign and file such Tax Returns and take such other actions as are contemplated by Section 5.8(c) with respect to such Tax Returns. Buyer shall prepare and file with the appropriate taxing authorities all Tax Returns for the Acquired Company for all periods that begin after the Closing Date, and shall remit to the taxing authorities all Taxes due with respect to such Tax Returns.

           (b) Any Taxes (other than sales or use taxes) with respect to the property or operations of the Acquired Company that relate to a period that begins prior to and ends after the Closing Date (a "Straddle Period ") shall be apportioned between the Seller and the Buyer as determined from the books and records of the Acquired Company during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income or expenses as follows: (i) in the case of Taxes other than withholding and employment Taxes, on a per diem basis, and (ii) in the case of withholding and employment Taxes, as determined from the books and records of the Acquired Company as though the taxable period of the Acquired Company terminated at the close of business on the Closing Date. Buyer shall prepare all Tax Returns for Straddle Periods and shall provide Seller and its designated representatives with the opportunity to review and comment on such Tax Returns at least ten (10) days prior to filing. In the event that Seller objects to the filing of any such Tax Return, Buyer shall not file such Tax Return without the written consent of Seller. Prior to the due date Seller shall remit to Buyer the amount of any Tax owed upon the filing of a Tax Return for a Straddle Period that is properly apportionable to Seller.

           (c) The Seller and its duly appointed representatives shall have the exclusive authority to control any audit or examination by any taxing authority and contest, resolve and defend against any assessment for additional Taxes, notice of tax deficiency or other adjustment of Taxes of or relating to any liability of the Acquired Company for Taxes for any tax period ending on and including the Closing Date (including, with respect to any Straddle Period, the portion of such period ending on and including the Closing Date) except to the extent that such dispute relates to sales or use tax for which Seller has no obligation to indemnify Buyer.

           (d) The Buyer shall have the exclusive authority to control any audit or examination by any taxing authority and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of the Acquired Company's Taxes for all periods beginning after the Closing Date; provided, however, that (i) neither the Buyer nor any Related Person of Buyer (including the Acquired Company) nor their duly appointed representatives shall, without the prior written consent of the Seller, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability of the Seller, the Acquired Company or any of their

Related Persons for any period prior to the Closing Date (including, with respect to any Straddle Period, the portion of such period that ends on and includes the Closing Date), and (ii) neither the Buyer nor any Related Persons of Buyer (including the Acquired Company) nor its duly appointed representatives shall, without the prior consent of the Seller, enter into any settlement of any contest or otherwise compromise any issue that would require payment by the Seller of any amount under this Agreement unless the Buyer shall have waived or caused to be waived for itself and the Acquired Company and their Related Persons any right to indemnification for any such amounts from the Seller.

           (e) The Seller shall be entitled to all refunds
(including, without limitation, interest with respect thereto) of Taxes received by or on behalf of the Acquired Company relating to any period ending on or prior to the Closing Date (including, with respect to any Straddle Period, the portion of such period that ends on and includes the Closing Date). The Buyer shall pay, or cause to be paid, to the Seller any and all refunds promptly upon receipt thereof by Buyer, the Acquired Company or their Related Persons.

           (f) Buyer agrees to indemnify Seller for any additional Tax owed by Seller (including Tax owed by Seller due to this indemnification payment) resulting from any transaction (other than the deemed asset sale pursuant to the Section 338(h)(10) Election) not in the Ordinary Course of Business occurring on the Closing Date after Buyer's purchase of the Shares.

           (g) Buyer and Seller agree to report all transactions (other than the deemed asset sale pursuant to the Section 338(h)(10) Election) not in the Ordinary Course of Business occurring on the Closing Date after Buyer' s purchase of the Shares on Buyer's federal income tax return to the extent permitted by Treasury Regulation 1.1502-76(b)(1)(B).

           (h) Buyer and the Acquired Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Company and Seller agree to retain all books and records with respect to Tax matters pertinent to the Acquired Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Neither the Seller nor the Buyer and the Acquired Company (nor any of their Related Persons) shall destroy or dispose of or allow the destruction or disposition of any books, records or files relating to the business, properties, assets or operations of the Acquired Company to the extent they pertain to the operations of the Acquired Company on or prior to the Closing Date without first having offered in writing to deliver such books, records and files to the Seller.

           (i) If the Seller makes any indemnification payment under
Section 5.8(j) and such payment gives rise to a United States federal, state, local or foreign Tax benefit to the Buyer or any of its Related Persons (including any of the Acquired Company), then promptly following the filing of the tax returns(s) reflecting such Tax benefit, the Buyer shall pay to the Seller the amount of such Tax benefit. The determination of any such Tax benefit shall be made in good faith by the Buyer and, if requested by the Seller, such determination shall be verified in writing by an independent certified public accounting firm reasonably acceptable to both the Seller and the Buyer (the fees of which shall be equally borne by the Buyer and the Seller).

           (j) Seller's obligation to pay or to indemnify Buyer or the Acquired Company for Taxes incurred by or on behalf of the Acquired Company shall be limited to the following: (i) Taxes (other than sales or use taxes) relating to taxable periods ending on or prior to the Closing Date, except for transactions subject to section 5.8(f);
(ii) any tax arising from purchases made prior to January 1, 1998 in connection with the construction of new Stores; (iii) sales or use tax, if any, arising from the stock purchase contemplated by this Agreement; and (iv) Taxes (other than sales or use taxes) relating to a Straddle Period to the extent apportioned to Seller pursuant to section 5.8(b).

     5.9   Non-Competition.  From and after the Closing, CPI Corp.
and Seller agree that, until the mandatory redemption date for such Preferred Stock, without the prior written consent of the Buyer, directly or by ownership of an interest in another entity, neither CPI Corp. nor Seller nor any of their Related Persons will compete with the Acquired Company in the business conducted as of the Closing in any location where the Acquired Company conducts business as of the date of the Closing.

     5.10 Landlord Consents. Seller will, and will cause the Acquired Company to, use its Best Efforts to obtain any Consents to the Contemplated Transactions required by Store Leases.

     5.11 Transfer of Assets to Acquired Company. Between the date of this Agreement and the Closing Date, CPI Corp. and Seller will cause to be transferred to Acquired Company all assets held by them or any Related Person used in the business of the Acquired Company, including all right title and interest, however held, in the name "Prints Plus" and any derivation thereof, subject only to Permitted Liens.

     5.12 Intercompany Accounts. As of the close of business on the day before the Closing Date, Seller and CPI Corp. will cause (at no cost to Acquired Company) the elimination of all intercompany accounts between the Acquired Company and the Seller and any Related Persons, including but not limited to, intercompany liabilities and accruals for 401(k) matches, workmen's compensation, and general liability or automobile liability insurance.

     5.13 Post-Closing Payments. So long as the Preferred Stock is outstanding, and Buyer has retained KPMG or another public accounting firm at the request of the holder of the Preferred
Stock pursuant to Section 6.5, Seller shall reimburse the Buyer for the amount by which the fees of KPMG (or such other designated public accounting firm) exceed (a) $45,000, for the annual audit of Buyer's financial statements, or (b) $28,000 for the audit of an opening balance sheet of the Buyer effective immediately after Closing. Seller shall make each such payment to Buyer within thirty (30) days after the date Seller receives Buyer's invoice.

    5.14 Further Assurances. After the Closing Date, Seller shall execute and deliver to Buyer such further instruments and take such action as Buyer may reasonably request to effectuate the transactions contemplated by this Agreement.

6.   COVENANTS OF BUYER.

     6.1 Approvals of Governmental Entities. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Applicable Law to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller is required by Applicable Law to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all required Consents.

     6.2 Best Efforts. Between the date of this Agreement and the Closing Date, the Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

     6.3 Landlord Consents. Buyer will use its Best Efforts to obtain any Consents to the Contemplated Transactions required by Store Leases.

     6.4 Accountants. So long as any shares of Preferred Stock are outstanding, and the holder of the Preferred Stock so requests, Buyer shall retain KPMG (or such other public accounting firm as the holder of the Preferred Stock designates) as its certified public accountants for audit work.

     6.5 Section 338(h)(10) Election and Allocation of Purchase Price. Seller and Buyer shall cooperate to make the Section 338(h)(10) Election (and any corresponding elections under any applicable state, local or foreign laws, to the extent available) with respect to the purchase and sale of the Shares.
Within thirty (30) days following the Closing Date, the Buyer shall deliver to the Seller a proposed form of IRS Form 8023 (or other applicable form), including any required schedules, and any similar forms required by any state, local or foreign taxing authority.
The Seller and the Buyer shall in good faith use commercially reasonable efforts to agree promptly on such forms and the allocation of the "ADSP," as defined in Treasury Regulation Section 1.338-4T, among the assets of the Seller (the "Allocation Schedule"), and shall agree on such forms and the allocation of the "ADSP" within forty five
(45) days following the Closing Date. Buyer shall have the right to review and approve before filing all elections, returns and other documents to be filed in connection with the Section 338(h)(10) Election.

    6.6 Further Assurances. After the Closing Date, Buyer shall execute and deliver to Seller such further instruments and take such action as Seller may reasonably request to effectuate the transactions contemplated by this Agreement.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1 Accuracy of Representations. All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties
(considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     7.2   Seller's Performance.

           (a) All of the covenants and obligations that CPI Corp. or Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

           (b) Each document required to be delivered by Seller or the Acquired Company pursuant to Section 2.4 must have been delivered.

     7.3 Consents. All Consents identified in Section 3.2 (e) must have been obtained and must be in full force and effect.

     7.4 Additional Documents. Seller must deliver to Buyer such documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of CPI Corp.'s or Seller's representations and warranties, (ii) evidencing the performance by Seller or CPI Corp. of, or the compliance by Seller or CPI Corp. with, any covenant or obligation required to be performed or complied with by such party, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.


     7.5 No Injunction. There must not be in effect or Threatened any Proceeding , any legal requirement or any injunction or other
Order that  prohibits the sale of the Shares by Seller to Buyer.

     7.6 Preferred Stock Designation. Buyer and Seller shall have agreed upon the Designations of Preferred Stock, in accordance with the terms set forth in Exhibit B, and the California Secretary of State shall have approved such form of Designations.

8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE. Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     8.1 Accuracy of Representations. All of the Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     8.2   Buyer's Performance.

           (a) All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

           (b) The Buyer must have delivered each of the documents required to be delivered by the Buyer pursuant to Section 2.4 and the Buyer must have made the cash payment and delivered the securities required pursuant to Section 2.2.

     8.3 Consents. All Consents identified in Section 3.2(e) must have been obtained and must be in full force and effect.

     8.4 Additional Documents. The Buyer must have delivered to Seller such documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

     8.5 No Injunction. There must not be in effect any legal requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     8.6 CPI Corp. Board Approval. The board of directors of CPI Corp. shall have approved this Agreement and the Contemplated
Transactions.

     8.7 Preferred Stock Designation. Buyer shall have adopted and have in effect Designations of Preferred Stock in accordance with the terms set forth in Exhibit B, satisfactory to Seller.

9.   TERMINATION.

     9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

           (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

           (b) (i) by Buyer if any of the conditions in Section
7 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller if any of the conditions in Section 8 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

           (c) by mutual consent of Buyer and Seller; or

           (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 21, 2001, or such later date as the parties may agree.

     9.2 Effect of Termination. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 9.3, 10, 11.1, 11.3 and 11.4 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

     9.3   Termination Fees.

           (a) If all conditions precedent to Seller's obligation to close set forth in Section 8 have been met and Seller breaches its obligation to complete the Contemplated Transactions, Seller shall pay Buyer the sum of $500,000; and

           (b) If all the conditions precedent to Buyer's obligation to close set forth in Section 7 have been met and Buyer breaches its obligation to complete the Contemplated Transactions, Buyer shall pay Seller the sum of $50,000;

provided, however, that neither party shall have any obligation to pay termination fees pursuant to subsections 9.3 (a) or (b) in the event of material impairment of the Acquired Company's projected cash flow and neither party shall have an obligation to pay fees or otherwise be liable for any Breach unless such breach remains uncured for thirty days after its receipt of notice of an alleged Breach.

10.  INDEMNIFICATION REMEDIES.

     10.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement will survive the Closing.
The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted, whether before or after the execution and delivery of this Agreement with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     10.2  Indemnification and Payment of Damages by Seller.
Seller will indemnify and hold harmless the Buyer and its Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

           (a) any Breach of any representation or warranty made by Seller in this Agreement;

           (b) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

           (c) any claims incurred by the Acquired Company prior to the Closing that are covered under Seller's general liability, automobile, workers' compensation, property or casualty insurance, including any related deductible payments;

           (d) any claims incurred by the Acquired Company (i) prior to May 1, 2000, that are covered under Seller's medical insurance policies, and (ii) prior to August 1, 2000, that are covered under Seller's dental insurance policy;

           (e) any litigation or other proceedings identified on
Schedule 10.2;

           (f) except as limited by Section 5.8(j) or as set forth in
Section 10.2(c), any business conducted or other action or omission to act by Seller, its Related Persons or Acquired Company and related to the Acquired Company prior to February 3, 2001; or

           (g) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

     10.3  Indemnification and Payment of Damages by Buyer.  The
Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement, (b) any Breach by Buyer of any covenant or obligation of a Buyer in this Agreement, (c) except as otherwise specifically provided in this Article 10, any business conducted by the Acquired Company after February 3, 2001, or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

     10.4 Time Limitations. If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the expiration of the applicable statute of limitations, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the expiration of the applicable statute of limitations, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

     10.5  Employee Matters.

           (a) Without limiting the Buyer's obligations under this Article 10, the Buyer hereby agrees to indemnify the Seller and its Related Persons and to defend and hold the Seller and its Related Persons harmless from and against any and all losses incurred by the Seller or any of its Related Persons arising out of or with respect to any employees of the Acquired Company prior to the Closing, or such earlier date as specified in this Article 10, including:

               (i) the provision of continuation coverage after February 3, 2001, for employees of the Acquired Company and their covered dependents under any group health plan on account of any qualifying event which occurs at any time (the terms "continuation coverage", "group health plan", and "qualifying event" shall have the meanings ascribed to them in Section 4980B of the Code);

               (ii) termination by the Buyer or its Related Persons, including the Acquired Company following the Closing Date, of the employment of any employee of the Acquired Company;

               (iii) failure of the Buyer or its Related Persons, including the Acquired Company following the Closing Date, to continue the employment of any employee of the Acquired Company on terms at least equivalent to those such Acquired Company employees presently enjoy;

               (iv)  any claim made by any person who was an
employee of the Acquired Company as of February 3, 2001 for severance pay or benefits; and

               (v) any suit or claim of violation of any employment-related law brought against the Seller or any Related Person of the Seller, based upon any action taken by the Buyer or any of its Related Persons, including the Acquired Company, following the Closing Date.

           (b) Following the Closing Date, (i) the Buyer shall ensure that no limitations or exclusions as to preexisting conditions, proof of insurability or waiting periods not currently applicable to employees of the Acquired Company become applicable to any of them under any welfare benefit plans in which such employees may be eligible to participate, and (ii) the Buyer shall ensure that costs or expenses incurred by employees of the Acquired Company (and their dependents) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

           (c) From and after the Closing Date, Buyer and its Related Persons shall, as applicable, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee of the Acquired Company and each former employee of the Acquired Company arising under the terms of, or in connection with, any employee benefit, fringe benefit, deferred compensation or incentive compensation or vacation or other paid time off plan, policy or arrangement maintained or contributed to by the Acquired Company, or in which the Acquired Company participates, and any employment, consulting, retention, severance or similar agreement to which the Acquired Company is a party, in each case, in accordance with the terms thereof in effect immediately from and after the Closing.

           (d) Buyer shall use its Best Efforts, as soon as practicable following the Closing Date, to establish or designate a defined contribution plan that is intended to qualify under Sections 401(a) and 401(k) of the Code (the "Buyer Retirement Plan ") in which employees of the Acquired Company shall be eligible to participate. Following such establishment or designation of the Buyer Retirement Plan and receipt by the Seller of a copy of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the Buyer Retirement Plan under Section 401(a) of the Code, or such earlier time as the Buyer and Seller may agree, the Seller shall cause the trust maintained under the CPI Corp. Employees Profit Sharing Plan and Trust (the "Seller Retirement
Plan ") to transfer to the trust maintained under the Buyer Retirement Plan the assets attributable to the account balances under the Seller Retirement Plan of the employees of the Acquired Company, in accordance with Applicable Law, which amounts shall be credited to the respective accounts established for such employees under the Buyer Retirement Plan; provided that amounts in accounts under the Seller Retirement Plan of such employees that are invested in loans to such employees shall be transferred in kind. Following such asset transfer, the Buyer Retirement Plan shall assume all liability for the payment of the benefits attributable to such transferred assets, and none of the Seller, the Seller Retirement Plan or the trust thereunder shall have any obligation or liability with respect to such benefits.

     10.6  Procedure for Indemnification -- Third-Party Claims.

           (a) Promptly after receipt by an indemnified party under
Section 10.2 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

           (b) If any Proceeding referred to in Section 10.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

           (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

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     10.7  Procedure for Indemnification -- Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.  GENERAL PROVISIONS.

     11.1 Expenses. Seller shall bear its expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller shall cause the Acquired Company to pay the expenses of Buyer incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representative, counsel and accountants.

     11.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Buyer and Seller agree. Except as necessary to complete the Contemplated Transactions, unless consented to by the other parties in advance in writing or required by legal requirements, prior to the Closing the parties shall, and shall cause their Related Person to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Acquired Company's employees, customers, and suppliers and others having dealings with the Acquired Company will be informed of the Contemplated Transactions.

     11.3 Confidentiality. Except as required by Law and except for disclosure to their respective officers, directors, agents, and advisors as necessary to complete the Contemplated Transaction, between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of the Buyer and the Acquired Company to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party or the Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.


     11.4  CPI Corp. Guaranty.  CPI Corp. hereby guarantees the
Seller's performance of its obligations under Sections 5.13, 9.3 and 10.

     11.5 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of

                                                                26

receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

           (a) CPI or Seller:  Ridgedale Prints Plus, Inc.
                               1706 Washington Avenue
                               St. Louis, Missouri  63103
                               Attention:  Chief Executive Officer
                               Facsimile No.:  (314) 231-4233

           with a copy to:     CPI Corp.
                               1706 Washington Avenue
                               St. Louis, Missouri  63103
                               Attn:  General Counsel
                               Facsimile No.:  (314) 231-4233

           (b) Buyer:          TRU Retail, Inc.
                               Attn:  Theodore R. Upland III
                               2500 Bisso Lane, Building 200
                               Concord, California 94520
                               Facsimile No.: 925/602-0495

           with a copy to:     Epstein, Englert, Staley & Coffey
                               44 Montgomery Street, Suite 1303
                               San Francisco, CA 94104
                               Attention:  Sam Coffey
                               Telecopy No.:  415-398-6938

     11.6 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the appropriate United States District Court for Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11.7 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.8 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a

                                                                27

waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given;
and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.9 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.10 Assignment. Neither party may assign this Agreement or its rights or obligations under this Agreement without the consent of the other party; provided, however, that in the event the Seller or CPI Prints Plus, Inc. are liquidated or merged into any affiliate of the Seller, then, for purposes of this Agreement, Seller shall mean the successor to the assets of the Seller following such liquidation or merger. No such liquidation or merger shall be deemed to relieve CPI Corp of its obligations under this Agreement, including its obligations under Section 11.4.

     11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.12 Section Headings; Construction.  The headings of
Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.14 Governing Law. This Agreement will be governed by the laws of the State of Delaware, without regard to conflicts of laws principles.

     11.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.













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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                  RIDGEDALE PRINTS PLUS, INC.


                                  By: /s/ Russell Isaak
                                      -----------------
                                      Name: Russell Isaak
                                      Title: Vice President



                                  TRU RETAIL, INC.


                                  By: /s/ Theodore R. Upland, III
                                      ---------------------------
                                      Name:  Theodore R. Upland III
                                      Title:


Agreed to and accepted.

CPI CORP.


By: /s/ Russell Isaak
    -----------------
    Name: Russell Isaak
    Title: President




















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